                                                                    EXHIBIT 12.1

Advanced Medical Optics, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in millions, except for ratios)

                                                                                          Three Months       Three Months
                                                   Year Ended December 31,               Ended March 29,    Ended March 30,
                                        ------------------------------------------      ---------------   -----------------
                                        1997     1998      1999      2000     2001           2002               2001
                                        ------------------------------------------      ---------------   -----------------
Earnings Before Income Taxes            62.1     (5.0)     57.8      68.2     75.9           7.6                 1.7

Rent Expense                             9.7     10.6      11.2      12.5     11.2           2.8                 2.8
30% Interest Factor                      0.3      0.3       0.3       0.3      0.3           0.3                 0.3
                                        ------------------------------------------         -----              ------
          Interest on Rent               2.9      3.2       3.4       3.8      3.4           0.8                 0.8

          Interest Expense               3.1      6.1       6.5       3.6      3.3           0.7                 0.8
                                        ------------------------------------------         -----              ------

Total Fixed Charges                      6.0      9.3       9.9       7.4      6.7           1.5                 1.6
                                        ------------------------------------------         -----              ------

Earnings Before Income Taxes
and Fixed Charges                       68.1      4.3      67.7      75.6     82.6           9.1                 3.3

                                        ------------------------------------------         -----              ------
Fixed Charges Ratio/1/                 11.3        --       6.9      10.3     12.4           5.9                 2.0
                                        ------------------------------------------         -----              ------


/1/  Earnings were insufficient to cover fixed charges for the year ended
     December 31 1998 by $5.0 million.

Ratio formula:

 Earnings Before Income Taxes +
          Fixed Charges
--------------------------------
          Fixed Charges